EXHIBIT 23.1.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169633-01 on Form S-3 of our report dated February 25, 2011, relating to the financial statements and financial statement schedule of Duke Energy Ohio, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Duke Energy Ohio, Inc. for the year ended December 31, 2010.

/S/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
February 25, 2011